PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated November 21, 1997)



                              1,493,878 Shares

                     SECURITY CAPITAL INDUSTRIAL TRUST

                    Common Shares of Beneficial Interest

                    ------------------------------------


         All of the common shares of beneficial interest of Security Capital Industrial Trust ("SCI"), par value $0.01 per share (the "Common Shares"), offered hereby are being offered by SCI (the "Offering"). See "Underwriting." The Common Shares are currently listed on the New York Stock Exchange (the "NYSE") under the symbol "SCN." On April 23, 1998, the last reported sale price of the Common Shares on the NYSE was $24.50 per Common Share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed to purchase the Common Shares from SCI at a price of $23.2137 per share, resulting in aggregate proceeds to SCI of $34,678,436 before payment of expenses by SCI estimated to be $25,000, subject to the terms and conditions set forth in the Purchase Agreement. The Underwriter intends to deposit the Common Shares, valued at the last reported sales price, with the trustee of the Equity Investor Fund Cohen & Steers Realty Majors Portfolio (a Unit Investment Trust) (the "Trust") in exchange for units in the Trust. See "Underwriting." The units of the Trust will be sold to investors at a price based upon the net asset value of the securities in the Trust. For purposes of this calculation, the value of the Common Shares as of the evaluation time for units of the Trust on April 23, 1998 was $24.50 per Common Share.

     SCI has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1993. See "Underwriting."

         The Common Shares are offered by the Underwriter subject to prior sale, when, as and if issued to and accepted by the Underwriter, subject to certain conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about April 29, 1998.



                                       ------------------------------------


                                                Merrill Lynch & Co.


                                       ------------------------------------



                             The date of this Prospectus Supplement is
April 23, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE
OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON SHARES IN CONNECTION WITH
THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by SCI or the Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the shares in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus Supplement and the accompanying Prospectus or in the affairs of SCI since the date hereof.

                         -------------------------

                             TABLE OF CONTENTS

          Prospectus Supplement

                                             Page
                                             ----
Forward-Looking Statements...................S-2
Security Capital Industrial Trust............S-2
Recent Developments.......................  .S-3

Use of Proceeds..............................S-3
Certain Federal Income Tax Considerations... S-3
Underwriting.................................S-3
Validity of Shares......................... .S-4

                            Prospectus
                                             Page
                                             ----
Available Information...........................2
Incorporation by Reference......................2
Security Capital Industrial Trust...............3
Use of Proceeds.................................4
Ratio of Earnings to Combined Fixed
         Charges and Preferred Share Dividends..4
Description of Debt Securities..................4
Description of Preferred Shares................18
Description of Common Shares...................23
Federal Income Tax Considerations..............26
Plan of Distribution...........................34
Experts........................................35
Legal Matters..................................35

                         -------------------------



                         FORWARD-LOOKING STATEMENTS

         This Prospectus Supplement and certain documents incorporated by reference herein contain forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which SCI operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain credit risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed in this Prospectus Supplement or in documents incorporated herein by reference.


                     SECURITY CAPITAL INDUSTRIAL TRUST

         Security Capital Industrial Trust ("SCI") is the largest publicly held, U.S.-based global owner and operator of distribution properties based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM).


                            RECENT DEVELOPMENTS

Common Share Offering

         On March 18, 1998, SCI raised $96.2 million of net proceeds from an underwritten offering of 4,000,000 Common Shares at a price of $24.045 per share.

Preferred Share Offering

           On April 13, 1998, SCI raised $242.1 million of net proceeds from an underwritten offering of 10,000,000 Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.


                              USE OF PROCEEDS

         The net proceeds to SCI from the sale of the Common Shares offered hereby are expected to be approximately $34.7 million. SCI expects that the net proceeds of the Offering will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for capital improvements to properties and for general corporate purposes. SCI will invest the remaining proceeds, if any, pending use as described above, in short-term money market instruments.


                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The Internal Revenue Service has issued Notice 97-64, which provides guidance on how REITs and their shareholders are to apply the new capital gain rates. Notice 97-64 provides generally that SCI may classify portions of its designated capital gain dividends and deemed distributions or retained capital gains as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that SCI must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code of 1986, as amended, as if SCI were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. See "Federal Income Tax Considerations--Taxation of SCI's Shareholders--Taxation of Taxable Domestic Shareholders" in the accompanying Prospectus.


                                UNDERWRITING

         Subject to the terms and conditions contained in the purchase agreement between the Underwriter and SCI (the "Purchase Agreement"), the Underwriter has agreed to purchase from SCI, and SCI has agreed to sell to the Underwriter, all of the Common Shares offered hereby. The Purchase Agreement provides that the Underwriter's obligation to purchase Common Shares is subject to the satisfaction of certain conditions, including the receipt of certain legal opinions. The nature of the Underwriter's obligation is such that it is committed to purchase all of the Common Shares if any are purchased. In the Purchase Agreement, SCI has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Underwriter intends to deposit the Common Shares offered hereby with the Trust, a registered unit investment trust under the Investment Company Act of 1940, as amended, for which the Underwriter acts as sponsor and depositor, in exchange for units of the Trust. The
Underwriter is an affiliate of the Trust.

         In connection with the Offering, the rules of the Securities and Exchange Commission permit the Underwriter to engage in certain transactions that stabilize the price of Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares. If the Underwriter creates a short position in the Common Shares in connection with the Offering (i.e., if it sells more Common Shares than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing Common Shares in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

         Neither SCI nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither SCI nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         In the ordinary course of business, the Underwriter has engaged, and may in the future engage, in investment banking transactions with SCI.

         The Common Shares are listed on the NYSE under the symbol "SCN." SCI has applied for listing of the Common Shares offered hereby on the NYSE.

                             VALIDITY OF SHARES

         The validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois, and for the Underwriter by Brown & Wood LLP, New York, New York.